                                                                 EXHIBIT 8.1/8.4



                               [FORM OF OPINION]



                                October 8, 1997




Sunstone Hotel Investors, Inc.
115 Calle De Industrias, Suite 201
San Clemente, CA 92672

                RE:   SUNSTONE HOTEL INVESTORS, INC./TAX OPINION

Gentlemen:

                 We have acted as counsel to Sunstone Hotel Investors, Inc., a Maryland corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (as amended, the "Registration Statement") and the Prospectus Supplement, with respect to the offering and sale (the "Offering") of nine million shares of the Company's common shares (the "Common Shares").

                 The Company currently owns approximately an 88% general partner interest in Sunstone Hotel Investors, L.P., a Delaware limited partnership (the "Partnership"). The Partnership currently owns several hotels and associated personal property. In addition, the Partnership has an indirect ownership interest in a hotel owned by a limited partnership between the Partnership and a qualified REIT subsidiary of the Company. (All of the foregoing hotels are referred to herein as the "Current Hotels.") Each of the Current Hotels is leased to Sunstone Hotel Properties, Inc., a Colorado corporation (the "Lessee"), pursuant to a percentage lease (the "Leases"). Sunstone Hotel Management, Inc. (the "Management Company") is managing the Current Hotels and will continue to do so. Robert A. Alter and Charles L. Biederman are 80% and 20% shareholders, respectively, of the Lessee and Mr. Alter is the sole shareholder of the Management Company. Mr. Alter is the Chairman of the Board of Directors and President of the Company and will continue to serve as such.

                 Immediately after completion of the Offering, the Company will acquire all of the stock of Kahler Realty Corporation ("Kahler"). (This transaction is referred to herein as the "Acquisition".) Kahler will adopt a plan of liquidation immediately after the Acquisition and all of its assets, subject to all of its outstanding liabilities, will be transferred to the Company. The Company will thereafter merge into itself any of the Kahler subsidiaries (other than limited liability companies) that it receives in the liquidation and will transfer all of the assets, subject to such liabilities, received in the Kahler liquidation (including any assets

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                          Page 2




received in any such mergers of Kahler subsidiaries into the Company) to the Partnership in exchange for additional Units. All of the hotels previously owned by Kahler or its subsidiaries (in whole or in part and directly or indirectly) (the "Kahler Hotels") will be leased to the Lessee pursuant to Leases. (The Current Hotels and the Kahler Hotels will be referred to collectively herein as the "Hotels".)

                 Terms not defined in this letter have the meaning ascribed to them in the Registration Statement and the Prospectus Supplement.

                 The Company has requested our opinion as to:

                 A. Whether, since the inception of its taxable year ended on December 31, 1995, the Company has been organized and operated in conformity with the requirements for qualification as a real estate investment trust (a "REIT") pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and whether the Company's organization and contemplated method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code in 1997 and subsequent years.

                 B. Whether the description of law and legal conclusions contained in the Registration Statement with respect to the Offering under the caption "Federal Income Tax Considerations" are correct in all material respects, and whether the discussion therein fairly summarizes the federal income tax considerations that are material to a holder of Common Shares.

                 C. Whether the Partnership has been and will continue to be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation.

                 In connection with the opinions rendered below, we have examined the following:

                          1.      The Amended Articles of Incorporation of the
         Company.

                          2.      The Company's By-Laws.

                          3. The Registration Statement of the Company filed in connection with the Offering.

                          4. The Prospectus Supplement of the Company filed in connection with the Offering.

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                          Page 3




                          5. The form of Second Amended and Restated Limited Partnership Agreement of the Partnership (the "Partnership Agreement").

                          6.      The Leases.

                          7. The cost segmentation analysis dated August 15, 1995, the cost segmentation analysis as of December 31, 1995, the cost segmentation analysis as of May 31, 1996, and the cost segmentation analysis as of December 31, 1996, prepared by Coopers & Lybrand L.L.P., the supplemental tax basis information provided by the Company and Coopers & Lybrand L.L.P. with respect to hotels acquired since December 31, 1996, and the cost segmentation analysis dated _______________, 1997, prepared by Ernst & Young LLP ("Ernst & Young"). (The foregoing analyses and information are referred to herein as the "Cost Segmentation Analyses.")

                          8. An analysis of the projected disqualified REIT income prepared by Ernst & Young.

                          9. Projections as to the expected financial performance of the Company, the Lessee and the Management Company.

                          10. The analysis of Kahler's pre-Acquisition earnings and profits prepared by KPMG Peat Marwick LLP dated as of ___________, 1997 (the "KPMG E&P Analysis").

                          11. The review of the KPMG E&P Analysis prepared by Ernst & Young dated as of ___________, 1997 (the "Ernst & Young E&P Review").

                          12. The Stock Purchase Agreement dated August 5, 1997, setting forth the terms and conditions of the Acquisition (the "Stock Purchase Agreement").

                          13. A representation certificate as to factual matters from the Company.

                          14. Such other documents and data as we have deemed necessary or appropriate for purposes of this opinion.

                 In connection with the opinions rendered below, we have assumed generally that:

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                          Page 4




                 a. Each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended.

                 b. Commencing with its 1995 taxable year and in all subsequent years, the Company has been operated and will operate in such a manner that will make the representations set forth below true for all such years.

                 c. The Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year.

                 d. No actions will be taken by the Company, the shareholders of the Company, the Partnership, the Partners, Kent Hotel Investors, Inc. or Sunstone/Kent Associates, L.P. or any other entity in which the Company owns an interest after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                 e. The Cost Segmentation Analyses are accurate in all material respects and there have been no material changes in the information reflected in the Ernst & Young cost segmentation analysis since the date thereof.

                 f. The information and conclusions reflected in the KPMG E&P analysis and the Ernst & Young Analysis E&P are accurate in all material respects.

                 g. The accumulated earnings and profits of Kahler and its subsidiaries at the time of the Acquisition and liquidation of Kahler will be approximately $30 million, increased by any additional earnings and profits generated as a result of asset dispositions and the triggering of any excess loss accounts and deferred intercompany gains upon the liquidation, but not taking into account the planned pre- Acquisition extraordinary distribution to the Kahler shareholders.

                 h. The Company will acquire all of the stock of Kahler in accordance with the Stock Purchase Agreement.

                 We have also relied upon the correctness of the following representations of the Company and its authorized representatives on behalf of itself and the Partnership in a representation certificate delivered to us by the Company:

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                          Page 5




                 (1) The following requirements have been and will be met by the Lessee, the Management Company and any other person who leases, manages, or operates the Hotels, other hotel properties ("Other Hotel Properties") or non-hotel properties ("Non-Hotel Properties") in which the Company owns, or may in the future own, an interest, either directly, through a qualified REIT subsidiary (a "QRS") within the meaning of Section 856(i) of the Code or through a limited liability company or a partnership:

                          (a) Such person will not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of the Company.

                          (b) If such person is a corporation, not more than 35% of its stock, measured by voting power or number of shares, or, if such person is a noncorporate entity, not more than 35% of the interest in its assets or net profits will be owned, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), by one or more persons who own 35% or more of the shares of the Company.

                          (c) The Company and any QRS of the Company will not derive or receive any income, directly or indirectly, from such person, other than rents from the Hotels, Other Hotel Properties or Non-Hotel Properties.

                          (d) Such person will be adequately compensated for its services.

                          (e) If such person is an individual, he or she will not be an officer or employee of the Company.

                          (f) If such person is a corporation, none of its officers or employees will be officers or employees of the Company.

                          (g) If an individual serves as both (i) one of such person's directors and (ii) a director and officer or employee of the Company, that individual will not receive any compensation for serving as one of such person's directors.

                          (h) If an individual serves as both (i) one of such person's directors and officers (or employees) and (ii) a director of the Company, that individual will not receive any compensation for serving as a director of the Company.

                          (i) If an individual serves as a director, officer or employee of the Company, such person will not be engaged in the day-to-day management of the Hotels, Other Hotel Properties or Non-Hotel Properties and will confine his or her activities as

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                          Page 6




         a shareholder or director of any corporate entity which leases or manages the Hotels, Other Hotel Properties or Non-Hotel Properties to such activities as are consistent with his or her status as a shareholder and/or director (as opposed to an officer or employee) of such entity.

                 (2) The Company (and any QRS of the Company and any partnership or limited liability company in which the Company owns an interest) will not furnish or render, or bear the cost of furnishing or rendering, any services to tenants (including the Lessee) of the Hotels or Other Hotel Properties, other than the payment of real and personal property taxes, ground lease rent (where applicable), insurance (other than workers' compensation insurance), capital improvements, and the cost of repairing, replacing or refurbishing furniture, fixtures and equipment with respect to such hotel property (to the extent prescribed in the Leases). The costs and services described in the preceding sentences are usually or customarily borne or provided by lessors of hotel properties in the geographic areas in which the Hotels or Other Hotel Properties are located. The Company (and any QRS of the Company and any partnership or limited liability company in which the Company owns an interest) will not render, or bear the cost of furnishing or rendering, any services to tenants (including the Lessee) of any Non-Hotel Properties.

                 (3) The following requirements will be met by the Lessee, the Management Company and any other person who furnishes or renders services ("Noncustomary Services") to the tenants of the Hotels or Other Hotel Properties, other than services that are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant:

                          (a) The Lessee, the Management Company and each such other person will satisfy the requirements described in paragraph
         (1) above.

                          (b) The cost of the Noncustomary Services will be borne by the Lessee, the Management Company or such other person.

                          (c) Any charge for such Noncustomary Services will be made, received and retained by the Lessee, the Management Company or such other person.

                 (4) The Company is not chartered or supervised as a bank, savings and loan, or similar association under state or federal law.

                 (5) The Company will not operate as a small business investment company under the Small Business Investment Act of 1958.

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                          Page 7




                 (6) The Company was not created by or pursuant to an act of a state legislature for the purpose of promoting, maintaining, and assisting the economy within the state by making loans that generally would not be made by banks.

                 (7) The Company will not engage in the business of issuing life insurance, annuity contracts, or contracts of health or accident insurance.

                 (8) Beginning with the Company's 1996 taxable year, beneficial ownership of the Company has been and will be held by 100 or more persons for at least 335 days of each taxable year. During the entire 1995 and 1996 taxable years as well as the 1997 taxable year to date, the Company has been managed by one or more directors and the beneficial ownership of the Company has been represented by transferable shares.

                 (9) At all times during the last half of each taxable year beginning with the Company's 1996 taxable year no more than 50% in value of the Company's outstanding shares has been or will be owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(i)(B) of the Code), by or for five or fewer individuals. For this purpose, a qualified stock bonus, pension, or profit-sharing plan (as described in Section 401(a) of the Code), a supplemental unemployment compensation benefits plan (as described in Section 501(c)(17) of the Code), a private foundation (as described in Section 509(a) of the Code), or a portion of a trust permanently set aside or to be used exclusively for charitable purposes (as described in Section 642(c) of the Code) generally is considered an individual. However, stock held by a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code (a "Qualified Trust") generally is treated as held directly by the Qualified Trust's beneficiaries in proportion to their actuarial interests in the Qualified Trust.

                 (10) The Company was organized on September 23, 1994. The Company has not at any time been a party to a tax-free reorganization with another corporation and, prior to the Acquisition and the liquidation of Kahler, has not held any asset the disposition of which could be subject to
Section 1374 of the Code. The assets received upon the liquidation of Kahler will be assets subject to Section 1374 of the Code.

                 (11) The Company elected to be a REIT for its taxable year ended December 31, 1995, by computing its taxable income as a REIT on its federal income tax return for that taxable year (i.e., I.R.S. Form 1120-REIT). The Company also computed and reported its taxable income as a REIT for the taxable year ended December 31, 1996, and will continue to so compute and report its income in 1997 and subsequent years. The Company will not terminate or revoke its REIT election.

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                          Page 8




                 (12) The Company has not had, and will not have, at the end of any taxable year, and will not succeed to, any earnings and profits accumulated during a non-REIT year of the Company or any other corporation.
The Company has applied for a ruling from the Internal Revenue Service that a distribution of Kahler's estimated earnings and profits immediately prior to the Acquisition will be treated as a "dividend" for federal income tax purposes. In the event a favorable ruling is not obtained by the end of 1997 or in the event the pre-Acquisition distribution is less than the full amount of Kahler's earnings and profits, the Company will, prior to year end, distribute an extraordinary (or early) dividend to its shareholders in an amount sufficient to eliminate Kahler's non-REIT earnings and profits. In the event a favorable ruling is not obtained by the end of 1997, the Company will assume that Kahler's pre-Acquisition distribution did not constitute a dividend to any extent. The Company will also assume that Kahler's pre-Acquisition earnings and profits are equal to the amount determined in the KPMG E&P Analysis, as adjusted for any additional earnings and profits generated as a result of asset dispositions and the triggering of any excess loss accounts and deferred intercompany gains upon the liquidation Kahler.

                 (13) During 1995 and each subsequent taxable year, at least 95% of the Company's gross income, including any gross income of any QRS of the Company and excluding gross income from the sale of property held as inventory or held primarily for sale to customers in the ordinary course of the Company's (or any QRS's) trade or business ("Prohibited Income"), has been and will be derived from:

                          (a)     Dividends.

                          (b)     Interest.

                          (c) "Rents from real property," within the meaning of Section 856(d) of the Code.

                          (d) Gain from the sale or other disposition of stock, securities, and real property (including interests in real property and interests in mortgages on real property) that is not Prohibited Income.

                          (e)     Abatements and refunds of taxes on real
         property.

                          (f) Income and gain derived from real property acquired directly by foreclosure or deed in lieu thereof ("Foreclosure Property"), not including property acquired as a result of indebtedness arising from the sale of property held as inventory or primarily for sale to customers in the ordinary course of the Company's business.

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                          Page 9




                          (g) Amounts (other than amounts based on the income or profits of any person within the meaning of Section 856 of the Code) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property).

                          (h) Gain from the sale or other disposition of real estate assets that is not Prohibited Income.

                          (i) Payments under bona fide interest rate swap or cap agreements, options, futures contracts, forward rate agreement, or any similar financial instrument, entered into by the Company (or any QRS of the Company) in a transaction to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred by the Company to acquire or carry real estate assets ("Qualified Hedging Contracts").

                          (j) Gain from the sale or other disposition of Qualified Hedging Contracts.

                 (14) During 1995 and each subsequent taxable year, at least 75% of the Company's gross income (including any gross income of any QRS of the Company, but excluding Prohibited Income) has been and will be derived from:

                          (a)     "Rents from real property" as defined in
         Section 856(d) of the Code.

                          (b)     Interest (as defined in Section 856(f) of the
         Code) on obligations secured by mortgages on real property or on interests in real property.

                          (c) Gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) that is not Prohibited Income.

                          (d) Dividends or other distributions on, and gain (other than Prohibited Income) from the sale or other disposition of, transferable shares in other REITs.

                          (e)     Abatements and refunds of taxes on real
         property.

                          (f) Income and gain (other than Prohibited Income) derived from Foreclosure Property.

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                         Page 10




                          (g) Amounts (other than amounts based on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property).

                          (h) Income that was (i) attributable to stock or a debt instrument (with a maturity date of at least five years), (ii) attributable to the temporary investment of new capital, and (iii) received or accrued during the one-year period beginning on the date on which the Company received such capital.

                 (15) With respect to each Current Hotel for 1995 and each subsequent taxable year while the Current Hotel has been owned by the Partnership, the ratio of (i) the average of the adjusted bases of the personal property contained in the Current Hotel at the beginning and at the end of such taxable year to (ii) the average of the aggregate adjusted bases of both the real property and personal property comprising the Current Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio") has not exceeded and will not exceed 15%. The Adjusted Basis Ratio for any Kahler Hotels, Other Hotel Properties or Non-Hotel Properties of the Partnership (or any partnership or limited liability company in which the Partnership, the Company or a QRS of the Company owns an interest) will not exceed 15% for any taxable year or, to the extent (if any) that the Adjusted Basis Ratio for any such property exceeds 15%, the percentage-of-gross-income tests set forth in the two immediately preceding representations will be satisfied notwithstanding that the gross income of the Company properly attributable to the subject personal property is disqualified income not constituting "rents from real property."

                 (16) The Leases provide that rent is the greater of a fixed amount or a percentage amount that is calculated by multiplying specified percentages by the gross room revenues for each of the Hotels in excess of certain levels (the "Percentage Rent"). The lease terms, base rent and percentages used to compute the Percentage Rent (i) have not been and will not be renegotiated during the term of the Leases in a manner that bases the Percentage Rent on income or profits of any person and (ii) have and will at all times conform with normal business practices.

                 (17) The Company believes that the Lessee presently has substantial value based on projections as to the Lessee's future financial performance. The Company anticipates that the Lessee will have sufficient future revenue to enable the Lessee to satisfy all of its liabilities (including payments under the Leases and payments to the Management Company) and generate a reasonable profit to the Lessee.

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                         Page 11




                 (18) The Company will lease any Non-Hotel Properties to the Lessee (or another lessee) for fixed rental payments on commercially reasonable terms.

                 (19) The Company has not received and will not receive or accrue, directly or indirectly (including through any QRS of the Company, the Partnership or any other partnership or limited liability company), any rent, interest, contingency fees, or other amounts that were determined in whole or in part with reference to the income or profits derived by any person (excluding amounts received (i) as rents from Hotels (including under the Leases and any subsequent leases) that are (A) based solely on a percentage or percentages of receipts or sales and the percentage or percentages are fixed at the time the leases are entered into, are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits, and conform with normal business practices or (B) attributable to qualified rents from subtenants as provided by Section 856(d)(6) of the Code and (ii) as interest that was (A) based solely on a fixed percentage or percentages of receipts or sales or (B) attributable to qualified rents received or accrued by debtors as provided by Section 856(f)(2) of the Code).

                 (20) The Company (and any QRS of the Company) has not owned and will not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10% or more of the stock, by voting power or number of shares, of the Lessee, any other lessee of its properties, the Management Company or any other manager of its properties. The Company (and any QRS of the Company) will not receive or accrue, directly or indirectly, any rents from any of the following parties:

                          (a) A corporation of which the Company (or any QRS of the Company) owns, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10% or more of the stock, by voting power or number of shares.

                          (b) A noncorporate entity in which the Company (or any QRS of the Company) owns, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), an interest of 10% or more of the assets or net profits.

                 (21) During each taxable year through 1997, less than 30% of the Company's gross income (including any gross income of any QRS of the Company) has been and will be derived from the sale or other disposition of:

                          (a) Stock, Qualified Hedging Contracts or other securities held for less than one year.

                          (b) Property in a transaction that generates Prohibited income.

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                         Page 12




                          (c) Real property (including interests in real property interests in mortgages on real property) held for less than four years other than (i) property compulsorily or involuntarily converted to another form as a result of its destruction (in whole or in part), seizure, requisition, or condemnation (or the threat or imminence thereof) and (ii) Foreclosure Property.

                 (22) At the close of each quarter of each taxable year (including the taxable year commencing January 1, 1995), (i) at least 75% of the value of the Company's total assets (including the assets of any QRS of the Company) have and will be represented by real estate assets, cash and cash items, and government securities (the "75% Basket") and (ii) with respect to securities not included in the 75% Basket, (A) not more than 5% of the value of the Company's total assets have or will consist of the securities of any one issuer (excluding QRS's of the Company) and (B) the Company has not and will not hold more than 10% of the outstanding voting securities of any one issuer (excluding QRS's of the Company). For purposes of this representation, (i) the term "securities" does not include the Company's interest in the Partnership (or any other partnership or limited liability company) in which the Company or the Partnership owns an interest if such entity is not taxable as a corporation), (ii) the Company's proportionate share of the assets of the Partnership (and any other partnership or limited liability company in which the Company or the Partnership owns an interest if such entity is not taxable as a corporation) are treated as assets of the Company, and (iii) the term "value" means (A) fair value as determined in good faith by the Board of Directors of the Company or (B) in the case of securities for which market quotations are readily available, the market value of such securities. In order to assure compliance with the asset requirements set forth in this representation, the Company will complete the liquidation of Kahler and any corporate subsidiaries of Kahler prior to December 31, 1997, and will, as of December 31, 1997, have no ownership of any corporate stock (directly or indirectly) which would cause the representation in this paragraph to be inaccurate in any respect.

                 (23) The Company has and will maintain sufficient records as to its investments to be able to show that it complies with the diversification requirements described in the preceding paragraph.

                 (24) For each taxable year, the deduction for dividends paid by the Company (as defined in Section 561 of the Code, but without regard to capital gain dividends, as defined in Section 857(b)(3)(C) of the Code) has and will equal or exceed (i) the sum of (A) 95% of the Company's real estate investment trust taxable income (as defined in Section 857(b)(2) of the Code, but without regard to the deduction for dividends paid and excluding any net capital gain) and (B) 95% of the excess of its net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (ii) any excess noncash income (as defined in Section 857(e) of the Code).

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                         Page 13




                 (25) The dividends paid by the Company (including dividends deemed paid under any dividend reinvestment plan) have been and will be made pro rata, with no preference to any share as compared with other shares of the same class.

                 (26) Within 30 days after the end of each of the 1995 taxable year and the 1996 taxable year, and within 30 days after the end of each subsequent taxable year, the Company has demanded and will demand written statements from its shareholders that, at any time during the last six months of the taxable year, owned 5% or more of its shares (or if the Company has less than 2,000 and more than 200 shareholders of record of its shares on any dividend record date, 1% or more of its shares, or if the Company has 200 or less shareholders of record on any dividend record date, one-half of 1% or more of its shares) setting forth the following information:

                          (a) The actual owners of the Company's stock (i.e., the persons who are required to include in gross income in their returns the dividends received on the stock).

                          (b) The maximum number of shares of the Company (including the number and face value of securities convertible into shares of the Company) that were considered owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856 (h)(1)(B) of the Code), by each of the actual owners of any of the Company's shares at any time during the last half of the Company's taxable year.

                 (27) The Company has maintained and will maintain the written statements described in the preceding paragraph (and other information required by Section 1.857-8(d) of the Regulations) in its principal office, and the statements (and such other information) will be available for inspection by the Internal Revenue Service (the "Service").

                 (28) The Company has and will use the calendar year as its taxable year.

                 (29) The Partnership has been duly formed as a limited partnership under Delaware law and has been and will be operated in accordance with applicable Delaware law and the Partnership Agreement.

                 (30) The Partnership Agreement will remain in substantially the same form as its current form and will not be amended in any material respect (except upon the substitution of partners in accordance with the terms of the Partnership Agreement).

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                         Page 14




                 (31) No Limited Partner (nor any affiliate of any Limited Partner) has owned or will own at any time, directly, indirectly or by attribution (as defined in Section 856(d)(5) of the Code), 10% or more of the Company. For purposes of this representation, beneficial ownership of the interests in the Partnership is taken into account.

                 (32) A majority of the Company's Board of Directors at all times will be independent directors.

                 (33) The Partnership has since its formation satisfied the private placement "safe harbor" from publicly traded partnership status under Notice 88-75 issued by the Service (including the requirement that the Partnership not have more than 500 partners). If the Partnership should fail to satisfy at least one of the safe harbors set forth in Notice 88-75, or the Regulations under Section 7704 of the Code, whichever is applicable, in any taxable year, the Partnership will satisfy the gross income test to avoid corporate treatment, as set forth in Section 7704(c)(2) of the Code, for such taxable year and all taxable years thereafter.

                 (34) The interests in the Partnership have not been and will not be traded on an established securities market.

                 (35) The Partnership has not issued and will not issue any Units in a transaction required to be registered under the Securities Act of 1933 (the "1933 Act").

                 (36) The Partnership has not elected and will not elect to be taxable as a corporation under the Code.

                 (37) Sunstone/Kent Associates, L.P., a California limited partnership ("Sunstone/Kent"), was duly formed in March, 1997, as a partnership between Kent Hotel Investors, Inc., as the 1% general partner, and the Partnership, as the 99% limited partner. Sunstone/Kent has not elected and will not elect to be treated as a corporation for tax purposes.

                 (38) The Company has owned all of the stock of Kent Hotel Investors, Inc. at all times since its incorporation in March, 1997, and will continue to own all such stock.

                 (39) Immediately after the Acquisition, the Company will cause Kahler to be liquidated and dissolved pursuant to applicable Minnesota corporate dissolution provisions (and not pursuant to any statutory merger provisions). The Company will receive all of Kahler's assets, subject to all of its liabilities, in the liquidation. The plan of liquidation of Kahler will be adopted by Kahler's board of directors (and approved by the Company) after the closing of the Acquisition, and no plan of liquidation will be adopted prior to the Acquisition. The

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                         Page 15




dissolution of Kahler will be completed in all respects (including the filing of all necessary forms and certificates under state law) prior to December 31, 1997.

                 (40) Before the Acquisition, most or all of Kahler's directly and indirectly wholly owned subsidiaries will be merged into their immediate parent corporations or, in the case of first-tier subsidiaries, into one or more single-member limited liability companies wholly owned by Kahler (the "Pre-Acquisition Mergers"). All of the Pre-Acquisition Mergers will be completed in all respects prior to the adoption of the plan of liquidation by Kahler. To the extent any Kahler subsidiaries are not merged out of existence in the Pre-Acquisition Mergers, they will be merged into the Company immediately after the liquidation of Kahler and prior to the Company's contribution of assets to the Partnership ("Post-Acquisition Mergers"). Any excess loss accounts of Kahler subsidiaries merged into the Company in Post-Acquisition Mergers will be taken into account in determining Kahler's earnings and profits. All of the foregoing transactions are intended to qualify as complete liquidations of the subject corporations under Section 332 of the Code.

                 (41) After the liquidation of Kahler, the Company will contribute all of Kahler's assets, subject to all of Kahler's liabilities, to the Partnership.

                 (42) The Company will treat the Acquisition as a taxable purchase of Kahler's stock.

                 (43) The Company will not make an election under Section 338 of the Code and will instead take a carryover basis in Kahler's and its subsidiaries' assets.

                 (44) Following the Acquisition, the Company will elect pursuant to Notice 88-19, 1988-1 C.B. 486, to be subject to rules similar to those in Section 1374 of the Code with respect to the net built-in gain in properties acquired from Kahler and its subsidiaries.

                 (45) On the date of the adoption of the plan of liquidation of Kahler and at all times until the final liquidating distribution is made by Kahler, the Company will be the owner of all of Kahler's stock.

                 (46) All distributions by Kahler pursuant to its plan of liquidation will be completed prior to December 31, 1997. Kahler will retain no assets after December 30, 1997, and will be formally dissolved under Minnesota law by that date. As soon as the first liquidating distribution by Kahler is made, Kahler will cease to be a going concern and its activities will be limited to winding up its affairs, paying its debts and distributing its assets to the Company.

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                         Page 16




                 (47) The liquidation of Kahler will not be preceded or followed by the reincorporation in, or transfer or sale to, a recipient corporation of any of the businesses or assets of Kahler, if persons holding, directly or indirectly, more than 20% in value of the Kahler stock also hold, directly or indirectly, more than 20% in value of the stock of the recipient. For purposes of this representation, ownership will be determined by application of the constructive ownership rules of Section 318(a) of the Code as modified by Section 304(c)(3).

                 In cases where the representations set forth above involve matters of law, we have explained to the Company's representatives the relevant and material sections of the Code, the Regulations thereunder, published rulings of the Service, and other relevant authority to which such representations relate and are satisfied that the Company's representatives understand such provisions and are capable of making such representations.

                 Based on the documents, assumptions and representations set forth above, the discussion in the Registration Statement and Prospectus Supplement under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference) and the discussion set forth below, we are of the opinion that:

                          (a) Since the inception of its taxable year ended on December 31, 1995, the Company has been organized and operated in conformity with the requirements for qualification as a REIT pursuant to Sections 856 through 860 of the Code, and the Company's organization and contemplated method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code in 1997 and subsequent years.

                          (b) The description of law and legal conclusions contained in the Registration Statement and the Prospectus Supplement under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion therein fairly summarizes the federal income tax considerations and tax risks that are material to a holder of Common Shares.

                          (c) The Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation.

                 We are assuming that each of the representations set forth in this letter is accurate as of the date hereof. We will not review the Company's compliance with the documents, assumptions, and representations set forth above on a continuing basis. Accordingly, we can provide no assurance that the Company's or Partnership's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT or partnership, respectively.

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                         Page 17




                 With regard to the opinion set forth in subparagraph (c) above, Section 7704 of the Code generally provides that a "publicly traded partnership" will be taxed as a corporation unless at least 90% of its gross income in each year consists of "qualifying income" within the meaning of
Section 7704(c)(2) of the Code. Section 7704(b) defines a "publicly traded partnership" as any partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). The Treasury Department recently issued Regulations providing rules governing the meaning of the term "publicly traded partnership." Prior to the issuance of those Regulations, the Service issued a notice providing limited safe harbors from the definition of a "publicly traded partnership." I.R.S. Notice 88-75, 1988-2 C.B. 386.

                 Pursuant to one of the safe harbors provided in Notice 88-75 (a "private placement" safe harbor), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all of the partnership interests are issued in transactions that are not required to be registered under the 1933 Act and (ii) the partnership does not have more than 500 partners (as calculated in the manner specified in Notice 88-75). Since the General Partner has represented that (i) the Partnership has not and will not offer any Units in a transaction required to be registered under the 1933 Act, (ii) the Partnership does not currently have more than 500 Partners, and (iii) the interests in the Partnership are not traded on an established securities market, we are of the opinion that the Partnership is not a publicly traded partnership at present.

                 The Regulations under Section 7704 provide that Notice 88-75 will continue to apply to the Partnership through the year 2005 unless the Partnership enters into a "substantial new line of business" prior to that date. Commencing in the year 2006 (or in such earlier taxable year in which the Partnership enters a substantial new line of business), the Partnership would be required to have less than 100 partners in order to fall under the private placement safe harbor. There is no assurance that the Partnership will continue to satisfy either the 500-partner safe harbor provided in Notice 88-75 or that the Partnership will satisfy the 100-partner safe harbor provided in the Regulations. However, the Partnership has represented that, if in any taxable year the Partnership falls outside of an applicable safe harbor from publicly traded partnership status, it will satisfy the gross income test set forth in Section 7704(c)(2) of the Code in that taxable year and each subsequent taxable year. (Among other things, this will require that Mr. Alter (or any other substantial shareholder of the Lessee) own less than a 5% interest in the Partnership in the particular taxable year. Mr. Alter currently owns less than a 5% interest in the Partnership.)

                 Our opinion as to the classification of the Partnership is based on an assumption that the Partnership will either (i) continue to fall within a safe harbor from publicly traded partnership status, or (ii) if the Partnership is ever treated as a publicly traded partnership, it

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                         Page 18




will satisfy the qualifying income test of Section 7704(c)(2) of the Code in the taxable year in which such treatment commences and all years thereafter.
If future events prove to be inconsistent with our assumptions, our opinion would be altered. Because the continuing treatment of the Partnership as a partnership is based on subsequent events, we can provide no absolute assurance that the Partnership will not be treated as a corporation at some time in the future.

                                   #   #   #

                 The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. The foregoing opinions are not binding on the Internal Revenue Service, and no assurance can be given that the Service will not successfully challenge our opinions upon audit. Furthermore, no assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or the Partnership from being classified as a partnership for federal income tax purposes.

                 Our opinion is conditioned and based upon the accuracy of substantial factual information, representations and conclusions provided to us by various parties, including (without limitation) the representation certificate provided by the Company, the Cost Segmentation Analyses, the KPMG E&P Analysis and the Ernst & Young E&P Review. We have not rendered an opinion as to any factual matters, including (without limitation) the accuracy of the information, representations and conclusions referred to in the preceding sentence. In particular, we have rendered no opinion as to such factual matters as the amount of Kahler's pre-Acquisition earnings and profits, the conformity of the Leases with normal business practices or the accuracy of the Cost Segmentation Analyses. If any such information, representations or conclusions as to factual matters is inaccurate in any material respect, our opinion would be different. In addition, we have rendered no opinion as to whether the pre-Acquisition distribution by Kahler will be treated as a "dividend" for federal income tax purposes. Furthermore, we will not monitor compliance by the Company with the ongoing requirements for qualification as a REIT and, therefore, cannot assure that the Company will satisfy each of those requirements.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Brobeck, Phleger & Harrison LLP under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement and the Prospectus Supplement.

                               [FORM OF OPINION]

Sunstone Hotel Investors, Inc.                                   October 8, 1997
                                                                         Page 19




                 The foregoing opinions are limited to the federal income tax matters specifically addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of the Common Shares in the Offering, and may not be relied upon for any purpose by any other person without our express written consent.

                                        Very truly yours,


                                        BROBECK, PHLEGER & HARRISON LLP